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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Oesterreicher James E. (Last) (First) (Middle)		The Dial Corporation (DL)

	15501 N. Dial Boulevard Suite 2212 (Street)	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			11/22/2002

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Scottsdale AZ 85260 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form Filed by One Reporting Person
			☐	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays currently valid OMB control number

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	The Dial Corporation Common Stock		11/22/2002				M			4,150.00	A	10.8438				D

	The Dial Corporation Common Stock		11/22/2002				S			3,150.00	D	21.25		3,500.00		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Options - Right to Buy		10.8438		11/22/2002				M				4,150.00

	Options - Right To Buy		14,4250

	Options - Right To Buy		11,625

	Options - Right To Buy		20.8000

	Options - Right To Buy		20.80

	Options - Right To Buy		14.88

	Options - Right To Buy		16.6350

	Options - Right To Buy		19.94

	Options - Right To Buy		19.7800

	Phantom Stock Units		1-for-1

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

		08/17/2010		The Dial Corporation Common Stock	4,150.00		10.8438		0.00		D

	(1)	06/07/2011		The Dial Corporation Common Stock					6,200.00		D

	(1)	08/09/2010		The Dial Corporation Common Stock					7,700.00		D

	(2)	10/10/2012		The Dial Corporation Common Stock					200.00		D

	(2)	08/21/2012		The Dial Corporation Common Stock					200.00		D

	(2)	01/24/2012		The Dial Corporation Common Stock					300.00		D

	(2)	03/05/2012		The Dial Corporation Common Stock					200.00		D

	(2)	06/05/2012		The Dial Corporation Common Stock					300.00		D

	(1)	06/06/2012		The Dial Corporation Common Stock					4,600.00		D

				The Dial Corporation Common Stock					2,768.26		D

Explanation of Responses:

1.    Annual Stock option award granted pursuant to the 1996 Stock Incentive Plan. 50% of the options are excercisable one year after grant and 100% excercisable two years after grant.

2.    Granted in lieu of payment of Board of Directors meeting fees. Options are 100% vested on the date of grant.

/s/ Dianne B. Stoehr	11-26-02
**Signature of Reporting Person ATTORNEY - IN - FACT	Date
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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